Exhibit 99.1

QHSLab, Inc.
Shareholder Letter
A Transformational Quarter: Rapid Growth, Strengthened Balance Sheet, and a Powerful Setup for 2026

Dear Shareholders,

2025 has become a defining year for QHSLab. We were pleased to share the strongest operational and financial updates in our Company’s history with the filing of our latest 10-Q and our recent 8-K on November 18, 2025. Revenue growth is accelerating, gross margins are expanding, and the balance sheet has been significantly strengthened. Even more importantly, the major source of historical dilution pressure has been eliminated.

Strong 2025 Performance and Significant Revenue Momentum

For the first nine months of 2025, QHSLab generated $1.99 million in revenue, up from $1.51 million in the same period last year. Gross profit rose sharply to $1.32 million, demonstrating both improved efficiency and the increasing value of our platform.

But perhaps the most exciting update is our October performance.

October 2025: A Breakout Month

Unaudited October revenue reached approximately $285,327, setting the Company at an annualized run rate of more than $3.4 million with revenues for 2026 already surpassing 2025 with two months to go. This marks a powerful acceleration of growth and showcases the increasing demand for QHSLab’s digital medicine ecosystem.

Management fully expects these unaudited results to be confirmed—and we believe this momentum is a preview of where the Company is heading in 2026.

Removing the Largest Source of Dilution in the Company’s History

Following the end of the quarter, QHSLab executed one of its most important strategic actions to date: the full retirement of the two outstanding convertible notes, originally issued in 2021 and 2022.

These notes were overdue, accruing 18 percent annual interest, and represented a potential conversion into millions of low-priced shares at $0.20 per share.

Today, these notes are gone.

Cancelled. Extinguished. Eliminated.

Along with all interest, liens, and conversion rights.

With this single action, QHSLab:

●	Removed over $1.4 million in liabilities
●	Erased a massive dilution overhang
●	Protected shareholders from millions of potential new shares hitting the market
●	Strengthened the balance sheet heading into 2026
●	Preserved the integrity of our share structure at a critical moment in our growth curve

For retail investors, this is a major turning point:
the largest structural risk in the stock is no longer present.

It is worth noting that the Company’s active DTC trading float is just 2,429,525 shares—an unusually tight structure for a company entering a growth phase.

Positioned for a Strong 2026

With our cleaner capital structure, improved cost profile, and accelerating revenue base, QHSLab is entering 2026 with meaningful momentum.

Our focus includes:

●	Scaling recurring digital-health revenues
●	Expanding relationships in primary care and behavioral health
●	Growing adoption of our cognitive, population-health, and allergy solutions
●	Enhancing operational efficiency and cash flow
●	Advancing new strategic opportunities that support long-term value creation

A Company Built for Growth

Everything we are doing—from strengthening the balance sheet to expanding our digital platform—is aimed at positioning QHSLab to deliver long-term value and drive shareholder return. Of course, there are always risks and challenges to overcome, nevertheless, the trajectory we set in 2025 lays a strong foundation for what we believe can be a pivotal year ahead.

Thank you for your support and engagement. QHSLab is building something meaningful, and we look forward to continuing this momentum into 2026 and beyond.

Sincerely,

Troy Grogan

President & CEO

QHSLab, Inc.

About QHSLab

QHSLab, Inc. (OTCQB: USAQ) is a digital health technology leader providing preventive screening, assessment, and workflow solutions for primary care. Its tools help practices identify, document, and manage underdiagnosed chronic and behavioral conditions efficiently and profitably. Learn more at www.qhslab.com

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

https://twitter.com/QHSLabInc